EXHIBIT 15.2

CONSENT OF INDEPENDENT VALUER

We hereby consent to the use of the information contained in our reports, dated as of 20 July 2016, relating to valuations of the convertible bonds of China Metro-Rural Holdings Limited in your annual report.

/s/ APAC Asset Valuation and Consulting Limited

Hong Kong

August 1, 2016